UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
______________

FORM 8-K
______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 13, 2009

ASHLAND INC.
(Exact name of registrant as specified in its charter)

Kentucky
(State or other jurisdiction of incorporation)

1-32532	20-0865835
(Commission File Number)	(I.R.S. Employer Identification No.)

50 E. RiverCenter Boulevard, Covington, Kentucky  41011
(Address of principal executive offices)   (Zip Code)

P.O. Box 391, Covington, Kentucky  41012-0391
(Mailing Address)   (Zip Code)

Registrant’s telephone number, including area code (859) 815-3333

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure

In connection with the unregistered offering by Ashland Inc. (the “Company”) of $600 million of unsecured senior notes due 2017 referred to in Item 8.01 below, the Company has indicated that, as part of its current business strategy, the Company is focused upon strengthening its position in its core specialty chemicals businesses, while reducing its investment in non-core businesses.  In addition, the Company is focused upon generating cash for the purpose of paying down its outstanding debt.  One potential method of accomplishing both objectives is through the divestiture of non-core and non-strategic businesses, and the Company is exploring the sale of a number of such businesses, including businesses that are significant contributors to its overall revenues and profitability.  Currently, the Company is at different stages with respect to various possible transactions, and is not able to accurately assess at this time the likely timing of any potential transaction or whether any significant transactions will, in fact, be completed.  It is the Company’s intention that the net proceeds from any such divestitures would be used to pay down debt.

Item 8.01.  Other Items

Today, the Company issued a news release announcing that it intends to make an unregistered offering of $600 million of unsecured senior notes due 2017.  The news release is attached hereto as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits

(d)	Exhibits

99.1	News Release dated May 13, 2009.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ASHLAND INC.
(Registrant)

May 13, 2009	/s/ Lamar M. Chambers
Lamar M. Chambers
Senior Vice President
and Chief Financial Officer

EXHIBIT INDEX

 99.1    Press Release dated May 13, 2009.